UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 10, 2005

TERAX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72230	88-0475757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 150W, Austin, Texas 78759
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (512) 231-8444

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On September 10, 2005 the Registrant accepted subscriptions from six purchasers for 168,000 units (the “Units”) at a price of $10.00 per Unit for gross proceeds to the Registrant of $1,680,000.

Each Unit consists of eight shares of the Registrant’s common stock (each a “Unit Share”) and four non-transferable share purchase warrants (each a “Unit Warrant”). Each Unit Warrant is exercisable into one share of the Registrant’s common stock (each a “Warrant Share”) at a price of $1.75 until March 10, 2007, subject to acceleration as follows: in the event that the average closing price of the shares of the Registrant’s common stock on the OTC:BB or other, more senior exchange for the twenty previous trading days exceeds $2.25, and provided that an effective registration statement registering the resale of the Warrant Shares is then in effect, the Registrant may, by written notice, accelerate the expiry date of the Unit Warrants to thirty days after the date of such notice.

On September 14, 2005 the Registrant accepted an amended subscription from one of the six purchasers referred to above increasing that purchaser’s subscription from 4,000 to 5,000 Units. The Unit Warrants to be issued to this particular subscriber will expire on March 14, 2007.

Together with the subscriptions for 570,000 Units accepted by the Registrant on August 8, 2005 as disclosed in the Registrant’s current report dated August 9, 2005, the Registrant has raised a total of $7,390,000 in the offering. The offering is now closed.

The securities listed above were issued in reliance upon the exemption provided by Regulation S promulgated under the United States Securities Act of 1933 as the purchasers were not US Persons as that term is defined in Regulation S.

The Registrant has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the Unit Shares and the Warrant Shares on or before March 13, 2006 and to use its best efforts to cause the registration statement to be declared effective as soon as practicable therafter.

The Registrant has agreed to pay fees of $285,000 in connection with the foregoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2005

TERAX ENERGY, INC.

By:	/s/ J. William Rhea, IV J. William Rhea, IV Chief Executive Officer